Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.
AMERICOLD REALTY TRUST, INC.
AMERICOLD AUSTRALIAN HOLDINGS PTY LTD
AMERICOLD REALTY OPERATIONS, INC.
ICECAP PROPERTIES NZ LIMITED
NOVA COLD LOGISTICS ULC
(Exact Name of Registrant as Specified in its Charter or Other Organizational Document)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Americold Realty Operating Partnership, L.P.:

Fees to be Paid	Debt	5.600% Notes due 2032	Rule 457(o) (1)	$400,000,000	100%	$400,000,000	0.00015310	$61,240

Americold Realty Trust, Inc.:

Fees to be Paid	Debt	Guarantees of 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. (2)	Rule 457(n)	—	—	—	—	—

Americold Realty Operations, Inc.:

Fees to be Paid	Debt	Guarantees of 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. (2)	Rule 457(n)	—	—	—	—	—

Americold Australian Holdings Pty Ltd:

Fees to be Paid	Debt	Guarantees of 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. (2)	Rule 457(n)	—	—	—	—	—

Icecap Properties NZ Limited:

Fees to be Paid	Debt	Guarantees of 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. (2)	Rule 457(n)	—	—	—	—	—

Nova Cold Logistics ULC:

Fees to be Paid	Debt	Guarantees of 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. (2)	Rule 457(n)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$400,000,000	0.00015310	$61,240

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,240

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants initially deferred payment of all of the registration fee for the registration statement on Form
S-3ASR
(Registration Statement Nos.
333-270664
and
333-270664-01),
filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2023, as amended by post-effective amendment no. 1 (Registration Statement Nos.
333-270664,
333-270664-01,
333-270664-02,
333-270664-03,
333-270664-04
and
333-270664-05),
filed with the SEC on September 3, 2024. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)
Americold Realty Trust, Inc., Americold Realty Operations, Inc., Americold Australian Holdings Pty Ltd, Icecap Properties NZ Limited and Nova Cold Logistics ULC will, jointly and severally, fully and unconditionally guarantee the payment of principal of, and premium (if any) and interest on, the 5.600% Notes due 2032 of Americold Realty Operating Partnership, L.P. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no additional filing fee is required to paid in respect of the guarantees. The guarantees will not be traded separately.

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